UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2005

Register.com, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-29739	11-3239091
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

575 Eighth Avenue, 8th Floor New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (212) 798-9100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    (Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    (Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    (Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    (Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

On May 11, 2005, Register.com, Inc. (the "Company") announced that the filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (the "Form 10-Q") and its earnings release will be delayed. As described in the Company's press release dated May 11, 2005, a copy of which is attached to this Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein, the delay is necessary to enable management to complete the preparation of its financial statements for the first quarter of 2005, which has been delayed as a result of time consuming manual processes temporarily required to remediate certain previously disclosed material weaknesses in the Company's internal controls over financial reporting as well as the delayed commencement of work on the financial statements for the quarter ended March 31, 2005 due to the resources devoted to the completion and filing of the Company's 10-K on May 4, 2005. As a result of the additional work and delayed start, the Form 10-Q could not be filed by May 10, 2005 and the Company believes that it will be out of compliance with Nasdaq Marketplace Rules. The Company is working to complete and file the Form 10-Q by the end of May. However, the Company cannot provide any assurances that it will meet this target.

The Company also announced that it received a notice on May 9, 2005 from Nasdaq providing an update on the delisting notice the Company received from Nasdaq on April 5, 2005, related to its delayed Form 10-K filing. The update states that as of the date of notice, the Company had satisfied Nasdaq's listing requirements and that the Company's ticker symbol would be restored to RCOM as of the opening of trading on Wednesday, May 11, 2005. However, as a result of the delay in the Form 10-Q filing, the Company expects to receive a subsequent notification from Nasdaq regarding potential delisting, which the Company believes would result in a change in the Company's ticker symbol to RCOME once again.

Item 9.01    Financial Statements and Exhibits

(c)    Exhibits.

Exhibit No.	Description
99.1	Press Release of Register.com, Inc. dated May 11, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGISTER.COM, INC. (Registrant)
By: /s/ Roni Jacobson Roni Jacobson General Counsel and Secretary

Date: May 11, 2005

Exhibit Index

Exhibit No.	Description
99.1	Press Release of Register.com, Inc. dated May 11, 2005